UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2013

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS OBLIGATIONS

Item 1.01 Entry into Material Definitive Agreement

On July 2, 2013, in keeping with our strategy announced at the beginning of 2013, E-Waste Systems, Inc. (“EWSI”), entered into an eManagement Services Agreement (“the Agreement”) with Scoex. SA. De CV, a company incorporated in Mexico having its registered address of business at Misiles l5 202 Lomas del Chamizal, Cuajimalpa de Morelos, 05129 Ciudad de México, D.F. (“Scoex)”).

Scoex is in the technology and supply chain management business and wishes to grow its business as well as enhance the management, accounting, and operations of its business to such high standards that it may potentially become a public company or become attractive to others who may wish to invest in it or acquire it.

Scoex has appointed EWSI as its exclusive Sales Agent and Management Advisor in relation to the current and proposed operations of Scoex’s business in Mexico.  The Management Advisor portion of the agreement will allow EWSI to oversee and be specifically responsible for all areas of the management of Scoex, including, but not limited to, exclusive sales agent, overseeing all accounting procedures to make sure they are US GAAP approved, assistance in all areas of human resources, business development, environmental advice, and provide general advice as to the running of the business.

In consideration of the Services provided by EWSI under the agreement, Scoex will pay to EWSI a management services fee (the “Management Services Fee”) during the term of this Agreement, payable each quarter, equivalent to 2.5% (two point five percent) of the Sales, plus expenses.

A copy of the eManagement Services Agreement is attached hereto as Exhibit 10.1 and a copy of the press release of July 2, 2013 is attached hereto as Exhibit 99.1.  The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

(d) EXHIBITS:

Exhibit No.	Description

10.1	eManagement Services Agreement Entered Into Between EWSI and Scoex SA De CV, as of July 2, 2013.

99.1	Press Release of July 2, 2013, “E-Waste Systems Enters Mexico”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Waste Systems, Inc.

/s/   Martin Nielson
By:  Martin Nielson
Its:  Chief Executive Officer and Director

Date:    July 8,  2013